                                                               Exhibit 99.2

Almost Family, Inc. Steve Guenthner (502) 891-1000
FOR IMMEDIATE RELEASE                                                                                                           November 4, 2015

Almost Family, Inc. Acquires Home Care by Black Stone

In a separate release today, the Company also reported
Third quarter 2015 results.

Louisville, KY, November 4, 2015 – Almost Family, Inc. (Nasdaq: AFAM), a leading provider of home health nursing services, today announced that it has acquired the stock of Black Stone Operations, LLC (Black Stone) effective today.  Black Stone, a provider of in-home personal care and skilled home health services has 2015 revenues approaching $50 million through service locations in the western half of Ohio and operates under the name “Home Care by Black Stone”.

Strategic Rationale for the Transaction
•
Provides additional scale with approximately $50 million revenue run-rate of which $29 million would be classified in the Personal Care segment and $21 million in the Visiting Nurse segment.  The Personal Care segment is now expected to approach $180 million in annual revenue

•	Complements existing operations in Ohio further strengthening our state-wide service capabilities
•	Enhances our position as a leading provider of services to Ohio’s innovative managed care programs for seniors who are dually-eligible for Medicare and Medicaid services
•	On a combined basis Ohio revenues are expected to be over $120 million annually
•	Offers significant synergies at both the home office and branch operations levels

Third Quarter Earnings Announcement
In a separate release today Almost Family announced its financial results for the three and nine months ended October 2, 2015.  The Company is reporting and commenting on its earnings in a separate simultaneously released statement to provide clarity to investors on both its earnings and the transaction separately.

Management Comments
William B. Yarmuth, Chairman and CEO of Almost Family, Inc., commented, “First, I’d like to warmly welcome the employees of Home Care by Black Stone to our growing family of home care providers.  Their work and dedication to servicing patients and referral sources under the leadership of David Tramontana and his management team have created a tremendously successful business.  This combination fits perfectly with our stated goal of being a dominant provider in the states in which we operate.  We believe our combined Ohio organization – to be led by David and his team – will be the largest senior focused home health provider in the state.  We are very excited to see the progress we can make applying Black Stone’s focus on the dually-eligible senior population throughout our existing operations in the state.  Finally, I’d like to take a moment to acknowledge and thank the employees and managers of Almost Family’s own Ohio home health operations for building an equally successful business.  As we move into the future we will seek to build on the best of both operations and be the best possible home health provider for the senior citizens of the state of Ohio.”

David Tramontana, CEO and co-founder of Black Stone, commented, “We could not be any more thrilled than we are to be joining Almost Family.  We had many different strategic options for the future of Black Stone but combining with Almost Family was the clear and obvious choice.  We’re very excited to join forces with Almost Family’s existing Ohio operations to be THE leader in Ohio home care.  Our management team is honored to be entrusted with the management responsibility for the Ohio operations and is excited to move forward building on the incredible foundations built by each of us.”

The acquisition is expected to be accretive to EPS in 2016.

The Company’s 2014 audited results included revenues of $46.7 million and branch level contribution (before home office and one-time items) of $7.5 million.  For the same period, Black Stone’s home office costs before one-time items were approximately $3.8 million including depreciation of $0.3 million.  Almost Family expects transition of home office functions and integration activities to take place over the course of 2016.  The Company expects home office synergies between $1.5 million and $2 million.  Branch level synergies are expected to range between $2.0 million and $2.5 million.  One-time transaction costs, severance, wind-down, lease abandonment and transition costs are expected to be between $0.5 million and $1.0 million incurred over the period from closing through mid-2016.

The total purchase price of $40 million will be funded through borrowings on the Company’s bank credit facility ($27.5 million), seller notes ($5 million) and the issuance of 188,000 of Almost Family common shares.

About Almost Family, Inc.
Almost Family, Inc., founded in 1976, is a leading regional provider of home health nursing services, with branch locations (following the closing of the Black Stone transaction) in Florida, Ohio, Tennessee, New York, Connecticut, Kentucky, New Jersey, Massachusetts, Georgia, Pennsylvania, Indiana, Missouri, Illinois, Mississippi and Alabama (in order of revenue significance).  Almost Family, Inc. and its subsidiaries operate a Medicare-certified segment and a personal care segment.  Altogether, with this transaction, Almost Family will operate over 220 branch locations in fifteen U.S. states.

Forward Looking Statements
All statements, other than statements of historical facts, included in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," estimate," "project," anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. These forward-looking statements are based on the Company's current plans, expectations and projections about future events.

Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The potential risks and uncertainties which could cause actual results to differ materially include: regulatory approvals or third party consents may not be obtained; the impact of further changes in healthcare reimbursement systems, including the ultimate outcome of potential changes to Medicare reimbursement for home health services and to Medicaid reimbursement due to state budget shortfalls; the ability of the Company to maintain its level of operating performance and achieve its cost control objectives; changes in our relationships with referral sources; the ability of the Company to integrate acquired operations, including obtaining synergies, integration objectives and anticipated timelines; government regulation; health care reform; pricing pressures from Medicare, Medicaid and other third-party payers; changes in laws and interpretations of laws relating to the healthcare industry; and the Company’s self-insurance risks.  For a more complete discussion regarding these and other factors which could affect the Company's financial performance, refer to the Company's various filings with the Securities and Exchange Commission, including its filing on Form 10-K for the year ended December 31, 2014, in particular information under the headings "Special Caution Regarding Forward-Looking Statements" and “Risk Factors.”  The Company undertakes no obligation to update or revise its forward-looking statements.
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